Exhibit 10.12

STRICTLY PRIVATE & CONFIDENTIAL

ADDRESSEE ONLY

[Date]

Mr R G W Burrows

[Address]

Dear Mr Burrows

Letter of Appointment: from the close of the Company’s Annual General Meeting on [Date] to the close of the Company’s Annual General Meeting in [Year] (the “Appointment Period”)

In accordance with the policy agreed by the Board, I am pleased to be able to confirm your reappointment as a Director and as Chairman of the Company for a further term, being the Appointment Period.

With reference to provision B.7.1 of the UK Corporate Governance Code, it is the policy of the Board that all Directors of the Company should be subject to annual election by shareholders.

The terms of your appointment (the “Appointment”) for the Appointment Period are set out below. These represent the totality of the terms agreed between you and the Company and which supersede all previous agreements, arrangements and understandings between you and the Company.

For the avoidance of doubt, your tenure as a Director of the Company commenced on your original date of appointment as a Director which was 1 September 2009.

1.	Term of Appointment

1.1	Your Appointment for the Appointment Period will take effect from the close of the Company’s Annual General Meeting on [Date] and will continue on the terms of this letter for approximately twelve months until the close of the Company’s next Annual General Meeting in [Year] (the “Next AGM”) unless the Appointment Period is terminated in accordance with paragraph 1.2 below. Notwithstanding any mutual expectation, there is no right to re-nomination by the Board either annually or after any three year period.

1.2	Your Appointment will terminate forthwith if:

1.2.1	the Board requests you not to offer yourself for election or re-election at the Next AGM although you are due to do so in accordance with the UK Corporate Governance Code; or

1.2.2	in accordance with the Articles you are due to retire at the Next AGM and the Board requests you not to offer yourself for reappointment; or

1.2.3	you are not elected or re-elected at the Next AGM at which you are put forward for election or re-election in accordance with the UK Corporate Governance Code; or

1.2.4	you are not reappointed at the Next AGM at which you retire and offer yourself for reappointment in accordance with the Articles; or

1.2.5	you are required to vacate office for any reason pursuant to any of the provisions of the Articles; or

1.2.6	you are removed as a Director or otherwise required to vacate office under any applicable law; or

1.2.7	your appointment is not renewed upon the expiry of its term.

1.3	For the avoidance of doubt, the Appointment is one of officeholder and not of employment. Neither the Company nor you shall hold you out as an employee of the BAT Group or represent that you have executive powers to act on behalf of the BAT Group.

2.	Duties

Time Commitment

2.1	You will continue to carry out your duties of the Appointment for an aggregate of between 90 to 100 working days in any calendar year, at times and dates to be agreed with the Company. This will include attendance at all Board meetings and the Annual General Meeting. In addition, you will be expected to devote appropriate preparation time ahead of each meeting. By accepting the Appointment, you have confirmed that you are able to allocate sufficient time to meet the expectations of your role.

Role

2.2	As Chairman you will have the same general legal responsibilities to the Company as any other Director together with such specific duties as may be agreed with the Board, and which relate to the business of the Company or any other member of the BAT Group. The Board as a whole is collectively responsible for promoting the success of the Company by directing and supervising the Company’s affairs.

2.3	The role of the Chairman will be agreed by the Board from time to time and the current required duties are set out in Appendix A. The agreement of the Board should be sought before accepting additional commitments that might affect the time you are able to devote to your role as Chairman of the Company.

2.4	The Board may from time to time require you to hold non-executive directorships with other BAT Group companies, for no additional remuneration or fees.

2.5	During the continuance of the Appointment you shall:

2.5.1	promote the success of the Company for the benefit of its members as a whole and comply with the directors’ duties set out in Part 10 of the Companies Act 2006;

2.5.2	faithfully, efficiently, competently and diligently perform your duties and exercise such powers as are appropriate to your role as a Director and Chairman;

2.5.3	in so far as reasonably possible, attend all meetings of the Board and of committees of the Board of which you are a member or to which you may be invited to attend from time to time;

2.5.4	promptly declare, so far as you are aware, the nature of any interest, whether direct or indirect, in accordance with paragraph 5.5 below;

2.5.5	comply, where relevant with any rule of law or regulation of any competent authority or of the Company, including the Model Code and the British American Tobacco p.l.c. Code for Share Dealing (up to and including 2 July 2016) and the EU Market Abuse Regulation and Implementing Regulations (from 3 July 2016), from time to time in force in relation to dealing in shares, debentures and other securities of the Company and inside information affecting the shares, debentures or other securities of the Company;

2.5.6	comply personally with the Company’s rules and policies on corporate governance and its Standards of Business Conduct from time to time in force and use all reasonable endeavours to ensure that the BAT Group (as appropriate) so complies;

2.5.7	comply with all reasonable requests, instructions and regulations made or given by the Board (or by any duly authorised committee thereof) and give to the Board such explanations, information and assistance as the Board may reasonably require;

2.5.8	observe the terms and conditions of The City Code on Takeovers and Mergers; the Listing Rules; the Disclosure Rules and Transparency Rules; the Prospectus Rules; the JSE Listings Requirements and the UK Corporate Governance Code;

2.5.9	use your reasonable endeavours to promote and extend the interests and reputation of the BAT Group, including assisting the Chief Executive and the Board in relation to public and corporate affairs and bringing to bear for the benefit of the Chief Executive and the Board your particular knowledge and experience.

In addition, you should devote time to developing and refreshing your knowledge and skills, uphold high standards of integrity and probity and promote amongst the other Directors an appropriate culture and set of values and behaviours in the boardroom and beyond and take into account the views of shareholders and other stakeholders where appropriate.

Committees

2.6

You will continue as a member and chairman of the Nominations Committee. Should you also be appointed as a member of additional Board Committees, these will be confirmed to you in a supplemental letter to this letter of appointment or in a revised letter of appointment. The ambit and main terms of reference of the Board Committees are described in the British American Tobacco Corporate Governance booklet, a copy of which is available from the Company Secretary.

2.7	There are no additional fees for your membership of these Board Committees, or for you acting as chairman of the Nominations Committee.

3.	Fees, Expenses and Other Benefits

3.1	The Company will continue pay to you director fees of £645,000 per annum (as from 1 April 2016), payable in twelve equal monthly instalments (the “Fees”), less any deductions for tax and national insurance that the Company is required by law to deduct, and the Fees may be amended from time to time by notice in writing given to you by the Company.

3.2	You will be entitled to the personal use of a car from the pool and a driver (whilst in London) for the purposes of this Appointment.

3.3	You and your spouse and dependent children residing at your address and up to age 21 (or up to age 24 if in full time education) will be covered by the Company’s private health insurance scheme in accordance with its terms and conditions from time to time. You will be required to undergo an annual medical with the Company doctor at the Company’s expense.

3.4	You will be covered by the Company’s personal accident insurance policy.

3.5	Subject to the Articles and the Company’s Travel and Expenses Policy (T&E Policy), the Company shall reimburse to you all travelling, hotel and other expenses reasonably incurred by you in the proper performance of your obligations under the Appointment provided that you supply receipts or other evidence of expenditure. A copy of the T&E Policy is available from the Company Secretary.

3.6	For the avoidance of doubt the Company will reimburse the cost of return airline tickets from Dublin to London in connection with the fulfilment of the required duties in respect of the Appointment.

3.7	The Company will meet, as appropriate, any personal income tax liability that arises from any benefits provided or paid for by the Company.

4.	Independent Professional Advice

4.1	Your expenses may include legal fees if it is necessary in the furtherance of your duties for you to seek independent legal advice (provided that allegations of negligence, breach of duty or bad faith have not been made against you). Accordingly, the Board has approved a procedure for taking independent advice in such circumstances. Any such payment by the Company would, of course, be subject to any applicable restriction under company law.

4.2

Further to clause 4.3 above, the advice and services of the Company Secretary and the Director, Legal & External Affairs and General Counsel are available to each Director for guidance on the Director’s responsibilities and those of the Board and, of course, in relation to any specific activity or transaction of the Company. It is recognised that there may be occasions when you may need to have independent professional advice in connection with the performance of your duties as a Director of the Company and that this should be paid for by the Company.

4.3	In such an instance, you should first refer the matter to the Chairman of the Audit Committee (to be reconstituted as the Audit and Sustainability Committee with effect from the close of the Company’s Annual General Meeting on 27 April 2016) to confirm that it is a matter for which independent professional advice is required in the interests of the Company. Where this need arises, it is advisable that you also consult with the Company Secretary. This will avoid you seeking advice from a source where there is a conflict of interest (for example, because that firm is or has been an adviser to a competitor company) or where it would be inappropriate for other reasons (for example, because the firm has acted for the Company or its subsidiaries).

5.	Protection of the BAT Group and Conflicts of Interest

5.1	You will not for the Restricted Period in the Restricted Area directly or indirectly (a) hold office in, (b) be employed by, (c) provide services to, (d) have any financial interest in or (e) be otherwise interested in, any company, firm or other business entity which is engaged in Restricted Business.

“Restricted Period” means the (a) duration of the Appointment together with any renewal thereof plus (b) a period of three months immediately following the termination of the Appointment.

“Restricted Area” means any country in the world in which any BAT Group Company either (a) is engaged in Restricted Business or (b) proposes to be engaged in Restricted Business within twelve months immediately following the date of the termination of the Appointment.

“Restricted Business” means (a) the manufacture, sale or distribution of tobacco products or (b) any other products or services offered by any subsidiary in the BAT Group as at the date of the termination of the Agreement.

This para 5.1 shall not prevent you from holding for investment purposes an interest (as defined in S.820 – 825 of the Companies Act 2006) of up to 5% in nominal value or (in the case of securities not having any nominal value) in number or class of securities, in any class of securities in a company which is quoted on any Recognised Investment Exchange. For this purpose, the references to securities held by you include securities held or beneficially held by your immediate family.

5.2	You will not, without the Board’s prior written consent (which shall not be unreasonably withheld), (a) hold office in, (b) be employed by, or (c) provide services to any company, firm, or other business entity.

5.3	You confirm that you will notify the Board in writing of all your other directorships, appointments and interests including any directorship, appointment or interest in a company, business or undertaking which competes or is likely to compete with the Company or any other member of the BAT Group or which is a customer or supplier of any such company or which could otherwise potentially give rise to a conflict with your duties with the Company (a “competing interest”).

5.4	In general, you undertake that during the term of your Appointment you will:

5.4.1	promptly disclose to the Board in writing any new directorship, appointment or competing interest;

5.4.2	promptly notify to the Board in writing any subsequent changes to any such directorship, appointment or competing interest; and

5.4.3	not acquire any new competing interest without the prior consent of the Board. In certain circumstances the agreement of the Board may have to be sought before accepting any further commitments which either might give rise to a conflict or which might impact on the time that you are able to devote to your role as Chairman of the Company.

5.5	Your particular attention is drawn to the formal procedures established by the Board for managing compliance with the conflict of interest provisions of the Companies Act 2006. Under these provisions:

5.5.1	you may not allow any situation to arise in which you will have, or may gave, a direct or indirect interest that conflicts, or possibly may conflict, with the interests of the Company (a situational conflict), unless the matter has been authorised in advance by the Board in accordance with the Articles; and

5.5.2	you must declare in advance any interest in a proposed transaction or arrangement with the Company (a transactional conflict).

5.6	You are required to give advance notice of any situational or transactional conflict to the Company Secretary and any such matter will be considered either at the next Board meeting or, if the conflict or potential conflict is due to arise prior to the next scheduled Board meeting, at a meeting of the Conflicts Committee. Details of the role and responsibilities of the Conflicts Committee are set out in the British American Tobacco Corporate Governance booklet referred to in paragraph 2.6 above.

6.	Confidentiality

6.1	You will not either during the period of the Appointment or after its termination (without limitation in time) directly or indirectly disclose to any person or organisation, or use, any trade secrets or confidential information belonging, or relating, to the business of the BAT Group. This obligation shall not apply in the following circumstances - i.e. where:-

a)	its disclosure or use is necessary for the proper discharge of your duties under the Appointment; or

b)	such trade secrets or confidential information have entered the public domain, other than by way of unauthorised disclosure whether by you or a third party; or

c)	such disclosure is permitted by the Public Interest Disclosure Act 1998.

Confidential information includes confidential information relating or belonging to the Company or other BAT Group companies including but not limited to any such information relating to customers, customer lists or requirements, price lists or pricing structures, sales and marketing information, activities, business plans or dealings, employees or officers, source codes and computer systems, software, financial information and plans, designs, formulae, prototypes, product lines, services, research activities or results, any document marked ‘confidential’ (or with a similar expression), or any information which you been told is confidential or which you might reasonably expect the Company would regard as confidential, or any information which has been given to the Company or any BAT Group company in confidence by customers, suppliers or other persons.

6.2	You shall not at any time during the continuance of the Appointment make any notes or memoranda relating to any matter within the scope of the Company’s business, dealings or affairs otherwise than for the benefit of the Company or any BAT Group company. You will return all such documents, disks and information-storing medium (including copies) on request by the Company.

6.3	The Company may, from time to time, supply to you software applications for the purposes of accessing the BAT Group information technology systems and networks and/or for the purposes of accessing the papers of the Board and its Committees through a personal device such as an iPhone or an iPad. Such use is subject to the various BAT Group Policies, Standards and Guidelines including, but not limited to, the Acceptable Use Policy and the IT Security Policy Statement in place from time to time. The terms and conditions and use of these software applications are hereby incorporated by reference into this letter of appointment.

7.	Indemnity

7.1	Subject to paragraph 7.2 below, the Company shall, both during the Appointment and after its termination, indemnify you, keep you indemnified against and pay to you an amount equal to all costs, charges, expenses, losses, damages or liabilities which you may sustain or incur in or about the execution of your duties to the Company or of any associated company of the Company or as a result of any contract, deed, matter or thing done, entered into or executed by you on behalf of any such company or in relation to the business of any such company.

7.2	The indemnity referred to in paragraph 7.1 shall not apply in any of the following circumstances:

7.2.1	where and to the extent that any recovery is made by you under any policy of insurance;

7.2.2	where and to the extent that any liability is prohibited or rendered unenforceable by the Companies Acts;

7.2.3	where the Company considers that you have acted in bad faith or with wilful default or gross negligence, or intentionally not in compliance with the Company’s Standards of Business Conduct Policy (as from time to time in force) or otherwise so as to bring the Company or any of its associated companies into disrepute.

7.3	The indemnity provided in paragraph 7.1 shall take effect notwithstanding that the Company (or any of its associated companies) or you may have purchased and maintained insurance cover in respect of any liability, loss or expenditure incurred by any director or officer of the Company and the indemnity provided under paragraph 7.1 above shall be enforceable against the Company regardless of whether a claim may be made or has been pursued under such insurance.

7.4	All sums payable by the Company hereunder shall be paid free and without rights of counterclaim or set-off and without deduction or withholding on any ground whatsoever, save only as may be required by law. If any such deduction or withholding is required by law, the Company shall, to the extent permitted by law, be obliged to pay you such amount as will ensure that, after any deduction or withholding has been made, you shall have received a sum equal to the amount that you would otherwise have received in the absence of any such deduction or withholding.

7.5	If you become aware of any notice, demand or other document issued, any claim made or action taken either before or after the date hereof which appears to you to be relevant for the purposes of the indemnity in paragraph 7.1 or likely to give rise to any liability of the Company under that indemnity (hereinafter referred to as a “Demand”), you shall give notice thereof to the Company Secretary as soon as reasonably practicable.

7.6	You shall provide the Company as soon as reasonably practicable with all supporting documentation and information relating to a Demand as the Company may reasonably require.

7.7	You shall, at the request and at the expense of the Company, do and concur in doing and permit to be done all such acts and things as the Company may reasonably request to avoid, dispute, resist, appeal or compromise any Demand and you shall further make no settlement or compromise of the subject matter of any Demand, nor agree to any matter in the conduct of any dispute in relation thereto nor take any other action or omit to do any other thing in relation to any Demand without the prior written approval of the Company (such approval not to be unreasonably withheld or delayed).

7.8	The Company may, by written notice to you at any time and without prejudice to the rights of indemnification as set out in paragraph 7.1 above, forthwith assume (where appropriate, in your name) the conduct of any negotiations, settlement or compromise discussions or proceedings in relation to a Demand. The Company shall have full discretion in the conduct or settlement of any claim or proceedings.

7.9	You shall provide the Company as soon as reasonably practicable following any request with reasonable details of all costs and liabilities incurred by you in relation to any Demand.

7.10	The rights and obligations set out in this paragraph 7 shall not modify or waive any of the duties which you owe as a director or officer of the Company or any of its associated companies (as the case may be), as a matter of law or under the rules of any relevant stock exchange or regulatory body.

7.11	The Company shall, in the event that a payment is made to you under this indemnity in respect of a particular liability, be entitled to recover from you an amount equal to any payment received by you under any policy of insurance or from any other third party to the extent that such payment relates to the liability, and a deduction may similarly be made from any payment made by the Company to the extent any such payment has already been received by you. You shall pay any sum owing in accordance with the foregoing forthwith upon the Company’s request.

7.12	To the extent any payment of costs under paragraph 7.1 of this indemnity is treated under the Companies Acts as a loan repayable to the Company, subject to the Companies Acts and provided that the requirements for a qualifying third party indemnity provision are met, you shall not be required to repay the loan.

7.13	For the purposes of this paragraph 7, “associated company” and “qualifying third party indemnity provision” has the meaning given in Part 10 of the Companies Act 2006.

8.	Insurance

The Company has Directors’ and Officers’ liability insurance and it is intended to maintain such cover for the full term of your appointment. The current programme for the Board incorporates a limit of £300 million. A summary sheet for the current period of coverage is available from the Company Secretary.

9.	Company’s Duties

9.1	The Company shall make available to you all documents and information which you reasonably require to enable you to perform your duties under the Appointment.

9.2	The Company will provide you with an office and with appropriate secretarial support.

10.	Termination of the Appointment

10.1	Subject to paragraphs 10.3 and 10.4 below, the Appointment may be terminated by the Company prior to the expiry of the term specified in paragraph 1.1 above or (in its discretion) giving you three months’ written notice or a Compensation Payment in lieu of all or part of such notice.

10.2	Subject to paragraphs 10.3 and 10.4 below, you may terminate the Appointment by giving one month’s written notice to that effect. The Company may (in its discretion) give you a Compensation Payment in lieu of all or part of such notice.

10.3	Both you and the Company may terminate the Appointment with immediate effect (and without the payment of any compensation) by giving written notice to the other to that effect in the event that the other party materially breaches its obligations under this Agreement.

10.4	This Agreement shall terminate with immediate effect (and without compensation) in the event that the shareholders of the Company vote to remove you as a director of the Company.

10.5	In the event that the Appointment is terminated for any reason whatsoever, any and all directorships which you may hold from time to time with any BAT Group company shall also terminate with effect from the same date as the Appointment terminates.

11.	Definitions

In this letter (except where the context otherwise requires) the following words shall have the following meanings:

11.1	“Articles” means the articles of association from time to time of the Company;

11.2	“Board” means the board of Directors of the Company from time to time;

11.3	“BAT Group” means the Company, any holding company of the Company and any direct or indirect subsidiary of the Company or of any such holding company (with holding company and subsidiary having the meanings ascribed to them by the Companies Act 2006), and any other company or business entity in which the company or any other BAT Group Company owns or has a beneficial interest in 20% or more of the issued share capital or of the capital assets;

11.4	“Companies Act 1985” means the Companies Act 1985, as in force from time to time;

11.5	“Companies Act 2006” means the Companies Act 2006 and any statutory modification or re-enactment thereof in force from time-to-time;

11.6	“Companies Acts” means the Companies Act 1985 and the Companies Act 2006;

11.7	“Company” means British American Tobacco p.l.c. (Company No. 3407696);

11.8	“Compensation Payment” means the fees (as specified in paragraph 3.1) which are payable for such part of the relevant notice period as the Board does not require you to perform your duties. To avoid doubt, you are not entitled to receive the Compensation Payment unless and until the Company has notified you that it will make such a payment in lieu of notice;

11.9	“Disclosure and Transparency Rules” means the Disclosure Rules and Transparency Rules published by the FCA;

11.10	“EU Market Abuse Regulation and Implementing Regulations”, means the EU Market Abuse Regulation (EU 596/2014) together with such applicable implementation regulations as may be published and in force from time to time;

11.11	“FCA” means the Financial Conduct Authority;

11.12	“JSE Listings Requirements” means the Listings Requirements published by the JSE Limited, as may be applicable from time-to-time in respect of the secondary listing of the Company’s ordinary shares on the JSE Limited in South Africa;

11.13	“Listing Rules” means the Listing Rules published by the FCA;

11.14	“Model Code” means the Model Code on directors’ dealings in securities set out in the Listing Rules issued from time to time by the FCA and any other code or guidelines issued governing the conduct of directors in that regard as the Company may from time to time adopt or issue;

11.15	“Prospectus Rules” means the Prospectus Rules published by the FCA;

11.16	“Travel and Expenses Policy” means the BAT Group UK travel and expenses policy from time to time applicable to the Company – the T&E Policy;

11.17	“UK Corporate Governance Code” means the principles of good governance published by the Financial Reporting Council being the “UK Corporate Governance Code”.

12.	Miscellaneous

12.1	The Appendix A to this letter is hereby incorporated by reference and shall form part of this letter and shall have effect as if set out in full in this letter and any reference to this letter includes the said Appendix A to it.

12.2	The various provisions and sub-provisions of this letter are severable and if any provision or sub-provision is held to be unenforceable by any court of competent jurisdiction then such unenforceability shall not affect the enforceability of the remaining provisions or sub-provisions in this Agreement.

12.3	You represent and warrant that you are not prevented by any agreement, arrangement, contract, understanding, Court Order or otherwise, which in any way directly or indirectly restricts or prohibits you from fully performing the duties under the Appointment, in accordance with the terms and conditions of this letter.

12.4	Any notice to be given under the terms of this letter shall, in the case of notice to the Company, be deemed to be given if left at or sent by first class post or facsimile transmission to the registered office for the time being of the Company and, in the case of notice to you, if handed to you personally or left at or sent by first class post or facsimile transmission to your last-known address. Any such notice shall be deemed to be given at the time of its delivery or despatch by facsimile transmission or on the next following weekday (not being a public holiday) after it was posted.

12.5	The benefit of each of your obligations under paragraphs 5 and 6 of this letter may be assigned to and enforced by all successors and assignees for the time being of the Company and other BAT Group companies and such agreements and obligations shall operate and remain binding notwithstanding the termination of this Appointment.

12.6	Any reference in this letter to an Act of Parliament shall be deemed to include any statutory modification or re-enactment thereof.

12.7	Otherwise than as set out elsewhere in this letter, a person who is not a party to the agreement contained in this letter shall not have any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Letter.

12.8	The terms of this Agreement are governed by and construed in accordance with the laws of England.

12.9	Without prejudice to any rights of either party to seek injunctive or declaratory relief in the Courts, and without prejudice to your statutory rights, the Company and you agree that on the occurrence of any dispute concerning interpretation or application of this Agreement, the help of the Centre for Dispute Resolution (CEDR) will be sought to resolve the dispute in private by means of alternative dispute resolution (ADR). Either party may refer the matter to CEDR in which event both parties will fully co-operate in the process which CEDR may propose. There shall be no obligation on you to continue to participate in the ADR process after 90 days from the date of referral of the dispute to CEDR.

Kindly confirm your agreement to the terms set out in this letter by signing the endorsement on the enclosed copy of this letter. Please return the copy to the Company Secretary at the above address.

Yours sincerely

For and on behalf of

British American Tobacco p.l.c.

[Name]
Company Secretary

I have read and agree to the revised terms of my Appointment as set out in this letter.

Richard Burrows

Dated this	day of	[Year]

APPENDIX A

CHAIRMAN

The Chairman creates the conditions for overall Board and individual Director effectiveness. The Chairman is responsible for leadership of the Board, for ensuring its effectiveness on all aspects of its role and for facilitating the productive contribution of both Executive and Non-Executive Directors.

He sets the agenda for Board meetings in with the Chief Executive and the Company Secretary. The Chairman is also responsible for ensuring that the interests of the Company’s shareholders are safeguarded and that there is effective communication with them. The Chairman is accountable to the Board for leading the direction of the BAT Group’s corporate and financial strategy and for the overall supervision of BAT Group policies governing conduct of the BAT Group’s business.

The Chairman’s specific duties and responsibilities are as follows:

1.	Preside at meetings of shareholders and of the Board.

2.	Monitor the performance of the Chief Executive and other Directors and to act on performance evaluations undertaken by the Board by recognising the strengths and weaknesses of the Board and, if appropriate, proposing new members or seeking resignations.

3.	Lead the direction of the BAT Group, with particular emphasis on:

(a) corporate and business strategy;

(b) financial strategy;

(c) corporate culture and corporate management structure;

(d) corporate governance and standards of business conduct; and,

(e) establishment of controls and regulations necessary to protect the rights and interests of shareholders and creditors of the Company.

4.	Ensure a clear business and financial strategy for the BAT Group is formulated for recommendation to the Board.

5.	Determine for the Board’s consideration delegated authorities and limits for:

•	capital expenditure;

•	acquisition and disposal of assets; and

•	borrowing and other plans to finance the activities of operating subsidiaries.

6.	Chair the Nominations Committee which considers candidates for appointment to the Management Board and the Board.

7.	Recommend to the Remuneration Committee for their consideration policies with respect to the remuneration and pension and benefit plans of Executive Directors and other members of the Management Board.

8.	Preside at meetings of the Transactions Committee and the Conflicts Committee.

9.	Ensure that all Directors are kept properly briefed and that the Board Committees receive the support and information they need in a timely manner to enable them to fulfil their functions efficiently and effectively.

10.	Monitor and evaluate the performance of the BAT Group and to initiate any corrective action in conjunction with and through the Chief Executive.

11.	(In conjunction with the Senior Independent Director and the Chief Executive) to establish and maintain relationships with government institutions, shareholders and potential shareholders and major external bodies, and to ensure that their views, and in particular, those of shareholders, are communicated to the Board as a whole.

12.	Refer to the Board all matters of major importance to the BAT Group’s progress and well being, including the matters listed above, for the purposes of securing advice, guidance, authorisation and/or decision.

13.	Undertake such representational responsibilities as may be appropriate.

14.	(In conjunction with the Chief Executive) to recommend to the Board the fees payable to Non-Executive Directors.